   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 12, 2002.


                                                      REGISTRATION NO. 333-70428
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                               AMENDMENT NO. 2 TO


                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                    INNOVATIVE GAMING CORPORATION OF AMERICA
             (Exact name of registrant as specified in its charter)

                 MINNESOTA                                   41-1713864
         (State of incorporation)              (I.R.S. employer identification number)

                            333 ORVILLE WRIGHT COURT
                              LAS VEGAS, NV 89119
                                 (702) 614-7199
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------

                                 LOREN A. PIEL
            EXECUTIVE VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                    INNOVATIVE GAMING CORPORATION OF AMERICA
                            333 ORVILLE WRIGHT COURT
                              LAS VEGAS, NV 89119
                                 (702) 614-7199
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------
                                   Copies to:

                             DOUGLAS T. HOLOD, ESQ.
                            PAUL D. CHESTOVICH, ESQ.
                       MASLON EDELMAN BORMAN & BRAND, LLP
                            3300 WELLS FARGO CENTER
                       MINNEAPOLIS, MINNESOTA 55402-4140
                                 (612) 672-8200
                            ------------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                    PROPOSED MAXIMUM      PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                AMOUNT TO BE        OFFERING PRICE      AGGREGATE OFFERING        AMOUNT OF
        SECURITIES TO BE REGISTERED               REGISTERED            PER SHARE               PRICE          REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value(1).............        756,739               $ .89               $673,498            $168.37(2)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value(3).............       1,295,000              $1.41              $1,825,950           $456.49(4)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value(5).............        30,000                $1.00                $30,000             $7.50(4)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value(6).............        120,000               $ .75                $90,000             $22.50(4)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value(7).............        451,700               $1.75               $790,475            $197.62(4)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value(8).............       8,049,805              $ .89              $7,164,326          $1,791.08(2)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value(9).............        750,000               $ .89               $667,500            $166.88(2)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value(10)...........       2,011,111              $ .50              $1,005,556           $92.51(10)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value(11)...........       1,269,857              $ .50               $634,929            $58.41(11)
---------------------------------------------------------------------------------------------------------------------------------
TOTAL.......................................      14,734,212              $ .87(12)          $12,882,234         $2,961.36(13)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------


 (1) Shares of common stock issued or issuable to selling shareholders.
 (2) Fee calculated pursuant to Rule 457(c), based on the average high and low sales price on September 24, 2001.
 (3) Shares of common stock issuable upon exercise of warrants to purchase common stock and unaffiliated with any series of preferred stock.
 (4) Fee calculated pursuant to Rule 457(g), based upon the exercise price of warrants to purchase common stock.
 (5) Shares of common stock issuable upon exercise of warrants to purchase common stock issued in connection with the Registrant's Series E Preferred Stock.
 (6) Shares of common stock issuable upon exercise of warrants to purchase common stock issued in connection with the Registrant's Series G Preferred Stock.
 (7) Shares of common stock issuable upon exercise of warrants to purchase common stock issued in connection with the Registrant's Series K Preferred Stock.
 (8) Shares of common stock issued or issuable upon conversion of shares of preferred stock.
 (9) Shares of common stock issuable upon exercise of warrants to purchase common stock.

(10) Shares of common stock issued or issuable to selling shareholders or issuable upon conversion of shares of preferred stock; fee calculated pursuant to Rule 457(c), based on average high and low sales price on January 9, 2002.


(11) Shares of common stock issued or issuable to selling shareholders; fee calculated pursuant to Rule 457(c), based on average high and low sales price on February 6, 2002.


(12) Based on a weighted average of the Proposed Maximum Offering Prices per Share.


(13) Pursuant to Rule 457(b), $3,050.77 of the fee has been previously paid.

                            ------------------------

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

   INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                                  [IGCA LOGO]

                    INNOVATIVE GAMING CORPORATION OF AMERICA


                               14,734,212 SHARES

                                       OF
                                  COMMON STOCK


     This prospectus relates to a maximum of 14,734,212 shares of common stock of Innovative Gaming Corporation of America which have been issued to the selling shareholders listed on page 9 of this prospectus and which are issuable upon the conversion of and in lieu of payment of dividends on IGCA's Series E 6% Convertible Preferred Stock, Series G 6% Convertible Preferred Stock, Series J Convertible Preferred Stock, and Series K 7% Convertible Preferred Stock, upon the exercise of warrants granted to the selling shareholders, and shares of common stock that have previously been issued to the selling shareholders listed on page 9 of this prospectus. IGCA will receive no proceeds from the sale of the common stock by selling shareholders but may receive proceeds from the exercise of any warrants issued to the selling shareholders.



     Our common stock is listed on the Nasdaq Small Cap Market under the symbol "IGCA." On February 8, 2002, the last sale price for the Common Stock as reported on the Nasdaq Small Cap Market was $.52.


     THE SHARES OFFERED BY THE PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DESCRIPTION OF FACTORS THAT SHOULD BE CONSIDERED BY INVESTORS BEFORE PURCHASING THE SHARES OFFERED BY THIS PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. A REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     NEITHER THE MISSISSIPPI GAMING COMMISSION, THE NEVADA GAMING CONTROL BOARD, THE NEVADA GAMING COMMISSION, NOR ANY OTHER GAMING AUTHORITY HAS PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS OR THE INVESTMENT MERITS OF THE SECURITIES OFFERED HEREBY. A REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     THE INFORMATION IN THE PROSPECTUS IS NOT COMPLETE, AND MAY BE CHANGED. THIS PROSPECTUS IS INCLUDED IN THE REGISTRATION STATEMENT THAT WAS FILED BY IGCA WITH THE SECURITIES AND EXCHANGE COMMISSION. THE SELLING SHAREHOLDERS CANNOT SELL THEIR SHARES UNTIL THAT REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THE SHARES OR THE SOLICITATION OF AN OFFER TO BUY THE SHARES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


           Prospectus subject to completion; dated February 12, 2002

                               TABLE OF CONTENTS

PROSPECTUS SUMMARY..........................................    1
RISK FACTORS................................................    3
USE OF PROCEEDS.............................................    8
SELLING SHAREHOLDERS........................................    9
PLAN OF DISTRIBUTION........................................   14
DESCRIPTION OF SECURITIES...................................   14
MINNESOTA ANTI-TAKEOVER LAW.................................   15
MATERIAL CHANGES............................................   15
WHERE YOU CAN FIND MORE INFORMATION.........................   16
NOTE REGARDING FORWARD-LOOKING STATEMENTS...................   17
LEGAL MATTERS...............................................   17
EXPERTS.....................................................   17
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
  SECURITIES ACT LIABILITIES................................   17

     No dealer, salesman, or other person has been authorized to give any information or to make any representations other than those contained in this prospectus. You must not rely on any information or representations not contained in this prospectus, if any are given or made, as having been authorized by us. This prospectus is not an offer or solicitation in respect to these securities in any jurisdiction in which such offer or solicitation would be unlawful. The delivery of this prospectus shall not under any circumstances create any implication that there has been no change in our affairs or that the information contained in this prospectus is correct as of any time subsequent to the date of this prospectus. In the event of a material change, however, this prospectus will be amended or supplemented accordingly.

                               PROSPECTUS SUMMARY

     As used in this prospectus, the terms "IGCA, "we," "us," and "our" refer to Innovative Gaming Corporation of America and its consolidated subsidiaries.

INNOVATIVE GAMING CORPORATION OF AMERICA

     Innovative Gaming Corporation of America, through its wholly owned operating subsidiary, Innovative Gaming, Inc., develops, manufactures, markets, distributes and licenses multi-station and other specialty gaming machines to regulated gaming markets worldwide. We have two primary product lines: multi-player/multi-station video table games and single-player video slot machines incorporating state-of-the-art graphics and sound. We believe that our gaming machines will appeal to casinos/clubs, lotteries, and slot route operators seeking to enhance the entertainment experience by providing new and unique forms of gaming.

     We distribute our products directly and through distributors, primarily on a cash sales basis. We also have entered into license agreements with third parties for manufacture of our products in Europe. In Nevada, we directly place our products under lease, sales (cash or extended payment terms), or participation agreements where we retain ownership and share in the net win of the games with the casino.

     Our primary target markets historically have been gaming jurisdictions in North America, including the states where we are presently licensed: Arizona, Colorado, Iowa, Louisiana, Mississippi, Minnesota, Nevada, New Mexico, North Carolina, South Carolina, and South Dakota. We also target markets in Europe and Australia through the use of distributors. We have submitted and have a pending application in New Jersey and will be submitting games for approval in New Jersey. The Canadian jurisdictions in which we are currently registered include Alberta, Manitoba, Saskatchewan, and the Atlantic Lottery Corporation. We also have an application pending in British Columbia.

     Our executive offices are located at 333 Orville Wright Court, Las Vegas, Nevada 89119 and our telephone number is (702) 614-7199.

TERMINATION OF MERGER WITH XERTAIN, INC.

     In September 2000, we entered into a Letter of Intent with Xertain, Inc., a private Delaware corporation located in Las Vegas, Nevada with its primary business predicated on gaming-related technologies and international manufacturing, pursuant to which we agreed to acquire 14.9% of Xertain's common stock at an initial closing in exchange for 14.9% of our common stock, and to acquire the balance of the merger consideration, in the form of shares of IGCA common stock, subject to and upon our receipt of shareholder approval and gaming-regulatory approval for the merger. On October 12, 2000, we executed a definitive merger agreement with Xertain and completed the initial closing of the transaction. The parties amended the Xertain merger agreement on December 20, 2000, to provide that each party redeem shares of its previously issued common stock such that, thereafter, the parties each held 9.9% of the other's common stock. The parties amended the merger agreement a second time on March 31, 2001, in order to extend the deadline for closing the merger until June 30, 2001. On June 30, 2001, the parties amended the merger agreement for the third time, in order to again extend the deadline for closing the merger until December 31, 2001 and to limit adjustments to the number of shares to be received by Xertain based upon issuances of additional IGCA common stock.

     In October 2001, in connection with regulatory delays pertaining to the Xertain merger, IGCA and Xertain agreed to terminate the merger agreement. The merger agreement officially expired on December 31, 2001.

TERMINATION OF MERGER WITH SCOTCH TWIST

     In August 2001, we executed a merger agreement with Scotch Twist, Inc., a New York corporation, governing a contemplated merger pursuant to which Scotch Twist would merge with and into one of our wholly owned subsidiaries in a tax-free reorganization. Through the proposed acquisition, we would acquire eight U.S. and corresponding foreign patents allowing the exclusive use of common charge cards on slot machines. Currently, both IGCA and Scotch Twist have reached an agreement in principle to terminate the merger.

OTHER RECENT DEVELOPMENTS

     Resignations of Officers. On October 17, 2001, Roland M. Thomas, then IGCA's Chairman and Chief Executive Officer, and Steven M. Peterson, then IGCA's Executive Vice President, resigned from their positions with IGCA. Mr. Thomas also executed a separation agreement with IGCA effective as of October 17, 2001.


     Mr. Tom Foley has agreed to serve as IGCA's Chairman and Chief Executive Officer on an interim basis. In addition, IGCA's Board of Directors has appointed an Executive Committee to oversee the company's day-to-day operations. The Executive Committee is comprised of Mr. Foley, Laus Abdo (IGCA's President and Chief Financial Officer), and Loren A. Piel (IGCA's Executive Vice President, Secretary, and General Counsel).


     New Financing. In October 2001, the Company received the first funding from a new $10 million participation line of credit, whereby the Company executes a sale and leaseback of its gaming machines for placement in revenue-sharing agreement with casinos and other gaming properties.

     Exchange of Preferred Stock. IGCA and investors in IGCA's Series K Preferred Stock have reached an agreement in principle to exchange all shares of the Series K Preferred Stock in return for a combination of cash, common stock, and other preferred stock. This agreement is, however, subject to final negotiation and documentation. Similarly, IGCA and investors in IGCA's Series F Preferred Stock have reached an agreement in principle to exchange all shares of Series F Preferred Stock in exchange for other preferred stock.


     Agreement with GET USA. In February 2002, we reached an agreement in principle to merge with GET USA, Inc., a privately held Nevada corporation. The agreement is subject to the negotiation and execution of a definitive merger agreement, approval by the shareholders of IGCA and GET USA, and the approval of various gaming regulatory agencies.


                                  THE OFFERING


Common stock offered(1).....................................   14,734,212 shares
Common stock outstanding before the offering................   24,208,339 shares(2)
Common stock outstanding after the offering(3)..............   38,942,551 shares
Nasdaq Small Cap Market symbol..............................   IGCA


-------------------------

(1) Based upon the maximum number of shares that can be issued under the securities purchase agreements upon conversion of shares of IGCA's Series E, Series G, Series J, and Series K Preferred Stock, payment of dividends in connection with these preferred shares, shares issuable upon exercise of warrants issued to the selling shareholders, and shares of common stock previously issued to the selling shareholders.


(2) As of the close of business on February 8, 2001.


(3) Assumes conversion of all outstanding shares of Series E, Series G, Series J, and Series K Preferred Stock into the maximum number of shares of common stock issuable upon conversion of these preferred shares and covered by the registration statement; and assumes exercise of warrants to purchase 3,296,700 shares of common stock that are included in the offering. Does not include: (a) 1,973,000 shares of common stock issuable upon exercise of outstanding options pursuant to employee and director stock option plans; and (b) 2,736,250 shares of common stock issuable upon the exercise of the outstanding warrants (other than the warrants issued to selling shareholders and for which the resale of common stock issuable upon conversion thereof is registered hereunder).

                                  RISK FACTORS

     An investment in our common stock is very risky. You may lose the entire amount of your investment. Prior to making an investment decision, you should carefully review this entire prospectus and consider the following risk factors.

GENERAL RISKS:

     IF FUNDS FROM OUR OPERATIONS ARE INSUFFICIENT TO SATISFY OUR CASH REQUIREMENTS OR WE ARE UNABLE TO OBTAIN ADDITIONAL FINANCING IN ORDER TO SATISFY THESE CASH REQUIREMENTS, WE MAY BE FORCED TO SELL OUR INVENTORY AT A DISCOUNT, LIQUIDATE OUR ASSETS, OR DISCONTINUE OUR OPERATIONS.

     Our results from the first nine months of 2001 showed a net loss of $11.22 million, or $.56 per share. We have also incurred net losses of approximately $2.3 million in 2000, $13.5 million in 1999, $4.7 million in 1998, $2.9 million in 1997, and $6.9 million in 1996.

     Given the relatively large fluctuations in the frequency and size of our receivables, we continue to experience significant fluctuations in our cash position. We believe that our current cash and anticipated funds from operations, absent additional financing, will not be adequate to fund cash requirements through February 2002. If our sales forecasts do not materialize, or we do not obtain additional financing to fund further production, marketing, and distribution of our products, which additional financing may not be available on terms acceptable to us, we may be required to sell our inventory at a substantial discount, liquidate all or a part of our assets, and possibly discontinue operations. If we do obtain additional financing, any new investors may seek and obtain substantially better terms than were granted to our present investors and the issuance of additional securities in connection with these financings would result in dilution to our existing shareholders.

     PUBLIC MARKET SALES OF OUR COMMON STOCK WHICH ARE ELIGIBLE FOR FUTURE SALE MAY ADVERSELY IMPACT THE MARKET PRICE OF OUR COMMON STOCK AND HINDER OUR ABILITY TO OBTAIN EQUITY FINANCING.

     The sale, or availability for sale, of substantial amounts of our common stock in the public market subsequent to this offering of common stock, including sales of shares pursuant to this offering and sales upon exercise of employee and director stock options and warrants, may adversely affect the prevailing market price of our common stock and may impair our ability to raise additional capital through the sale of stock. If we require additional financing and are unable to raise it by selling stock, we may seek debt financing to fund our operations, which debt financing may not be available on terms acceptable to us. If we are unable to obtain the equity or debt financing we need to fund our continuing operations, we may be forced to sell our inventory at a substantial discount, liquidate all or part of our assets, and possibly discontinue operations.

     IF OUR COMMON STOCK IS DELISTED FROM THE NASDAQ SMALL CAP MARKET, IT WILL SIGNIFICANTLY HINDER OUR ABILITY TO OBTAIN FINANCING AND YOUR ABILITY TO OBTAIN ACCURATE QUOTATIONS AS TO THE PRICE OF OUR COMMON STOCK OR DISPOSE OF OUR COMMON STOCK IN THE SECONDARY MARKET.

     In order for our common stock to remain listed on the Nasdaq Small Cap Market, we must comply with the Nasdaq's continued listing requirements. These requirements mandate, among other things, that our common stock maintain a minimum closing bid price of at least $1.00 per share. The market price of our common stock has been highly volatile due, in part, to dilution resulting from conversions of our preferred stock exerting downward pressure on our stock price. We cannot guarantee that our common stock will maintain the minimum closing bid price required to remain listed on the Nasdaq Small Cap Market.

     If our securities are delisted from Nasdaq, trading in our common stock could thereafter be conducted in the over-the-counter markets in the so-called "pink sheets" or the National Association of Securities Dealer's "Electronic Bulletin Board." In such a case, the liquidity of our common stock would likely be impaired, not only in the number of shares which could be bought and sold, but also through delays in the timing of transactions, reduction in the coverage of IGCA by security analysts and the news media, and lower prices for our securities than might otherwise prevail. This impaired liquidity may in turn hinder our ability to raise additional capital to fund operations. In addition, our common stock would become subject to the rules of the Securities and Exchange Commission relating to "penny stocks." These rules require broker-dealers to make special suitability determinations for purchasers other than established customers and certain institutional investors, and to receive the purchasers' prior written consent for a purchase transaction prior to sale. Consequently, these penny-stock rules may adversely affect the ability of broker-dealers to sell our common stock and may adversely affect your ability to sell shares of our common stock in the secondary market.

     THE CONVERSION OF PREFERRED SHARES INTO SHARES OF OUR COMMON STOCK MAY SIGNIFICANTLY DILUTE THE INTERESTS OF OUR OTHER INVESTORS.


     As of February 4, 2002, we had an aggregate of $7,662,000 of preferred stock issued and outstanding which converts into common stock at the lesser of a dollar figure or a percentage of the average closing bid price of our common stock for the lowest five trading days of ten consecutive trading days immediately preceding the conversion date. Because a substantial portion our outstanding preferred stock converts at a discount to the market price of our common stock, investors in our common stock will experience dilution if holders of these preferred shares elect to convert. Because the number of common shares issuable upon conversion of our preferred stock varies and is inversely related to the market price of our common stock, these conversions will result in greater dilution to investors the more the price of our common stock declines. As discussed in greater detail in the risk factor immediately below, substantial declines in the price of our common stock may force us to redeem a substantial percentage of shares of our preferred stock for up to 135% of their stated values. To illustrate the following table shows the dilutive effect of a conversion (or a required redemption) of all shares of our preferred stock outstanding as of February 4, 2002, based upon assumed average market prices of $1.00, $0.75, $0.50 and $0.25 for our common stock during the five consecutive trading days immediately preceding the conversion date.



                         MARKET PRICE     CONVERSION PRICE      COMMON SHARES    % OF OUTSTANDING
VALUE OF PREFERRED            OF                 PER            ISSUABLE UPON         COMMON         AMOUNT TO BE PAID
SHARES OUTSTANDING       COMMON STOCK    PREFERRED SHARES(1)     CONVERSION         SHARES(2)         UPON REDEMPTION
------------------       ------------    -------------------    -------------    ----------------    -----------------
$7,662,000...........       $1.00               $.88              8,682,714            34.5%            $7,969,000
$7,662,000...........       $ .75               $.67             11,410,286            45.3%            $7,969,000
$7,662,000...........       $ .50               $.45             16,865,429            66.9%            $7,969,000
$7,662,000...........       $ .25               $.23             33,230,857           131.9%            $7,969,000


-------------------------
(1) Based upon the weighted average of conversions of our preferred stock.


(2) As of February 4, 2002 (25,193,268 shares of common stock outstanding). Percentage assumes the issuance of common shares issuable upon conversion of all preferred shares.


     IF THE LIMITATIONS PLACED ON THE CONVERSION OF OUR PREFERRED STOCK REQUIRE THAT WE REDEEM SHARES OF OUR PREFERRED STOCK IN CASH, WE MAY LACK THE FUNDS NECESSARY TO EFFECTUATE THE REDEMPTION.

     The total number of shares of common stock issuable in connection with the offering of each of the Series E, Series F and Series K Preferred Stock cannot exceed 20% of the number of common shares of IGCA that were issued and outstanding on November 1, 2000, December 1, 2000, and August 1, 2001 respectively. Because the number of common shares issuable upon conversion of our preferred stock varies and is inversely related to the market price of our common stock, our preferred shareholders may be unable to convert all of their preferred stock into common stock because these limitations have been reached. In such an event, we would generally be required to redeem those preferred shares in cash at

135% of their stated value, plus any accrued and unpaid dividends thereon. Detailed information regarding the terms of our preferred stock is contained in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and other information that has been filed with the SEC and is incorporated by reference into this prospectus.

     If we are required to redeem shares of the our Series E, Series F or Series K Preferred Stock, we may, depending on the number of preferred shares we are required to redeem, lack sufficient cash to accomplish the required redemption. In that situation, we may be required to sell off our inventory at a substantial discount, liquidate all or a part of our assets, and possibly discontinue our operations.

     OUR OPERATIONS MAY PROVE UNSUCCESSFUL WHICH WOULD RESULT IN UNPROFITABILITY AND MAY CAUSE OUR STOCK PRICE TO FALL.

     We have not generated a profitable year since the fiscal year ended July 31, 1994. Due to a variety of factors, many of which are discussed in this prospectus, we may never generate significant revenues or operate profitability for an extended period of time. Even if we succeed in our operations as contemplated, we may fail to transition successfully to higher-volume operations. We may be unable to control our expenses, attract necessary additional personnel, or procure the capital required to maintain expanded operations. If our sales growth is ultimately unsuccessful, the results of our operations will suffer accordingly, and the market price of our stock may fall.

     IF WE ARE UNABLE TO SUCCESSFULLY OVERCOME THE DIFFICULTIES AND RISKS ASSOCIATED WITH NEW AND EXPANDING BUSINESSES, OUR OPERATIONS WILL SUFFER AND THE MARKET PRICE OF OUR STOCK MAY FALL.

     Although our business was formed in 1991, we continue to face the risks, expenses, and difficulties frequently encountered by new and expanding businesses. These risks include, but are not limited to:

     - negative cash flow;

     - initial high development costs of new products without corresponding sales pending receipt of corporate and regulatory approvals;

     - market introduction and acceptance of new products; and

     - obtaining regulatory approvals required to conduct our business.

     Our failure to obtain regulatory approvals or the failure of products to be introduced and accepted into the gaming-machine market will have an adverse effect on our operations and the market price of our stock may fall accordingly.

     PURSUANT TO ITS AUTHORITY TO DESIGNATE AND ISSUE SHARES OF OUR STOCK AS IT DEEMS APPROPRIATE, OUR BOARD OF DIRECTORS MAY ASSIGN RIGHTS AND PRIVILEGES TO CURRENTLY UNDESIGNATED SHARES WHICH COULD ADVERSELY AFFECT YOUR RIGHTS AS A COMMON SHAREHOLDER.

     Our authorized capital consists of 100,000,000 shares of capital stock. Our Board of Directors, without any action by the shareholders, may designate and issue shares in such classes or series (including classes or series of preferred stock) as it deems appropriate and may establish the rights, preferences, and privileges of such shares, including dividends, liquidation, and voting rights. The issuance of preferred shares and other classes of capital stock would result in dilution to our existing shareholders and the rights of holders of these securities may be superior to the rights granted to the holders of our common stock. In addition, our Board's ability to designate and issue such undesignated shares could impede or deter an unsolicited tender offer or takeover proposal and therefore have an adverse effect on the market value of our common stock. Furthermore, the issuance of additional shares having preferential rights could adversely affect the voting power, liquidation preference, and other rights of our common stock holders.

     WE MAY NOT PAY DIVIDENDS ON OUR COMMON STOCK, IN WHICH EVENT YOUR ONLY RETURN ON INVESTMENT, IF ANY, WILL OCCUR ON THE SALE OF OUR STOCK.

     To date, we have not paid any cash dividends on our common stock, and we do not anticipate doing so in the foreseeable future. Rather, we intend to use any future earnings to fund our operations and the growth of our business. Accordingly, the only return on your investment in our common stock will occur upon its sale.

     MINNESOTA LAW AND OUR CONTRACTS MAY INHIBIT OR DISCOURAGE TAKEOVERS, WHICH FACT COULD REDUCE THE MARKET VALUE OF OUR STOCK.

     IGCA is a corporation organized under Minnesota law. As such, we are subject to Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act, which regulate business combinations and restrict the voting rights of shareholders in connection which certain acquisitions of a corporation's stock. These sections of the Minnesota Business Corporation Act are discussed in greater detail under "Minnesota Anti-takeover Law" on page 15 of this prospectus. By impending a merger, consolidation, takeover, or other business combination, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, these laws could adversely affect the market value of our common stock. Furthermore, we entered into change of control agreements with certain executives that provide for, among other things, two years of severance in the event there is a change of control and the executives are terminated without cause. These contracts could also be a deterrent to a potential takeover.

RISKS ASSOCIATED WITH THE GAMING MACHINE INDUSTRY:

     IF OUR SINGLE AND MULTI-PLAYER GAMES ARE NOT ACCEPTED IN THE COMPETITIVE MARKET FOR GAMING MACHINES, WE MAY BE UNABLE TO COMPETE IN THE GAMING-MACHINE MARKET OR SUSTAIN CONTINUING OPERATIONS AND OUR STOCK PRICE MAY SUFFER ACCORDINGLY.

     Our success as a gaming-machine manufacturer and supplier is dependent upon numerous factors, including our ability to design, manufacture, market, and service gaming machines that achieve player and casino acceptance while maintaining product quality and acceptable margins. In addition, we must compete against gaming-equipment companies such as Aristocrat, Alliance Gaming, International Game Technology, Anchor Gaming, and WMS Industries, which are among the largest and most-established suppliers of gaming machines. Many of our competitors have greater financial resources, name recognition, established service networks, and customer relationships than we do and are licensed in more jurisdictions than we are. If any of these competitors, or another competitor, develops gaming machines that are similar to or compete for the same casino floor space as our gaming machines, we may be unable to compete effectively in the gaming machine market.

     In addition, the sales of our multi-player games to date have been significantly lower than we anticipated. In order to diversify and expand sales, we have begun licensing, marketing, and selling single-player games. If our single and multi-player games fail to be accepted by the market for gaming machines and we are otherwise unable to develop gaming machines that offer technological advantages or unique entertainment features, we will be unable to generate the revenues necessary to compete effectively in the competitive gaming machine market, to achieve profitable operations, or even sustain continuing operations without obtaining continued financing. Consequently, the price of our common stock would suffer.

     BECAUSE WE ARE A CORPORATION THAT DERIVES REVENUES FROM THE GAMING INDUSTRY, AN ADVERSE CHANGE AFFECTING THE INDUSTRY IN GENERAL, INCLUDING A CHANGE IN GAMING REGULATIONS OR IN THE EXPANSION AND POPULARITY OF CASINO GAMING, WILL NEGATIVELY IMPACT OUR PROFITABILITY AND OUR POTENTIAL FOR GROWTH AND LEAD TO A DECREASE IN THE PRICE OF OUR STOCK.

     As a corporation which derives revenues from the gaming industry, our ability to grow our business and operate profitably is substantially dependent upon the expansion of the gaming industry in general and other factors that are beyond our control. These factors include, among others:

     - the pace of development;

     - changes in gaming regulation;

     - expansion and renovation of casinos and other forms of casino gaming in new jurisdictions; and

     - the continued popularity of casino gaming as a leisure activity.

     An adverse change in any of these political, legal, and other factors may negatively impact our ability to achieve business growth and profitability projections and may consequently lead to a decrease in the market price of our common stock.

     THE LOSS OF ORDERS OR THE INABILITY TO OBTAIN NEW ORDERS COULD CAUSE SIGNIFICANT FLUCTUATIONS IN OUR REVENUES AND CASH FLOW AND ADVERSELY AFFECT OUR OPERATING RESULTS AS A WHOLE.

     Our operating results have varied substantially from quarter to quarter. Revenues in any quarter are substantially dependent on regulatory approval, receipt of orders, availability of parts and components necessary to manufacture the products, delivery, and installation in that quarter. Our staffing and operating expenses are based on anticipated revenue levels, and a high percentage of our costs are fixed, in the short term. As a result, the loss of any one order, or the failure to obtain new orders as existing orders are completed, could have a material adverse effect on, or cause significant fluctuations in, our revenues and cash flow from quarter to quarter.

     COMPLICATIONS WITH OUR VENDOR, SUPPLIER, AND DISTRIBUTOR RELATIONSHIPS COULD ADVERSELY AFFECT OUR ABILITY TO MANUFACTURE AND DELIVER GAMES TO OUR CUSTOMERS ON A TIMELY AND CONSISTENT BASIS AND CONSEQUENTLY RESULT IN DECREASED SALES.

     We are highly dependent upon our relationships with our vendors, suppliers, and distributors. A significant interruption or delay in the delivery of components from our suppliers may prevent us from maintaining inventory sufficient for filling customers orders. In addition, the loss of a significant distributor may delay the delivery of our games to our customers. If we are unable to meet the needs of our customers due to these complications, our customers may turn to our competitors, which would likely result in a decrease to our sales and in the market price of our common stock.

     OUR FAILURE, OR THE FAILURE OF OUR KEY PERSONNEL, GAMING MACHINES, OR SIGNIFICANT SHAREHOLDERS, IN OBTAINING OR RETAINING REQUIRED GAMING LICENSES COULD PREVENT US FROM EXPANDING OUR MARKET, PROHIBIT US FROM GENERATING REVENUES IN CERTAIN JURISDICTIONS, AND HINDER OUR ABILITY TO OBTAIN NECESSARY EQUITY FINANCING.

     The manufacture and distribution of gaming machines are subject to numerous federal, state, provincial, tribal, international, and local regulations. In addition, we may also be subject to regulation as a gaming operator if we enter into lease-participation agreements under which we share in the revenues generated by gaming machines. These regulations are constantly changing and evolving, and may curtail gaming in various jurisdictions in the future, which would decrease the number of jurisdictions from which we can generate revenues. The timing and expense of obtaining gaming licenses has an affect on our ability to expand our market. Together with our key personnel, we undergo extensive investigation before each jurisdictional license is issued. Our gaming machines are subjected to independent testing and evaluation prior to approval from each jurisdiction in which we do business. Generally, regulatory authorities have broad discretion when granting, renewing, or revoking these game approvals and licenses. Our failure, or the failure of any of our key personnel or gaming machines, in obtaining or retaining a required license in one jurisdiction could negatively impact our ability (or the ability of any our key personnel or gaming machines) to obtain or retain required licenses in other jurisdictions. The failure to obtain or retain a required license in any jurisdiction would decrease the geographic areas where we may operate and generate revenues, decrease our share in the gaming marketplace and put us at a disadvantage compared with our competitors. Consequently, the market price of our common stock may suffer.

     Regulatory authorities may require significant shareholders to submit to background investigations and respond to questions from regulatory authorities, and may (1) deny a license or revoke our licenses based upon their findings, (2) request to redeem their shares, or (3) cause such shareholder to sell their shares of stock. These licensing procedures and background investigation may inhibit potential investors from becoming significant shareholders, thereby hindering our ability to obtain the equity financing we may need to fund our continued operations. For a more complete description of the gaming regulations impacting us, you should refer to the Regulation section of our Form 10-K for the fiscal year ended December 31, 2000.

     THE VALUE OF OUR PROPRIETARY INTELLECTUAL-PROPERTY RIGHTS COULD BE DIMINISHED BY IMPROPER USE BY OUR COMPETITORS WHICH COULD RESULT IN THE LOSS OF OUR COMPETITIVE POSITION IN THE GAMING-MACHINE INDUSTRY AND ADVERSELY AFFECT OUR PROFITABILITY AND STOCK PRICE.

     Our products are technology based, and as such we face several intellectual-property risks. We believe that our proprietary software, hardware, and other intellectual property are important to our success and our competitive position. We rely on a combination of patent, trade secret, copyright, and trademark law, nondisclosure agreements, and technical security measures to protect our rights pertaining to our products. We currently hold patents for our blackjack, craps, and roulette machines. However, the actions we have taken to protect our proprietary rights may be inadequate to prevent others from imitating our products. For instance, we may not be granted patents for products that we develop in the future. Even if we are granted patents for our products, we may still be unable to prevent third parties from being able to copy or to "reverse engineer" portions of our products or to obtain and use information that we believe is proprietary.

     Although we are not aware of any intellectual-property infringement by IGCA, we may be subject to claims from third parties alleging that we have infringed their proprietary intellectual-property rights. Such claims could have a material adverse effect on our business given the costs associated with litigation in general, intellectual-property litigation specifically, the potential diversion of our management's resources to litigation, and the risk of an injunction or other delay in the offering of our products.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of the common stock by the selling shareholders.

                              SELLING SHAREHOLDERS


     The following table sets forth the number of shares of IGCA common stock owned by the selling shareholders as of February 12, 2002, and after giving effect to this offering. We will not receive any proceeds from the sale of the common stock by the selling shareholders. The shares of common stock received upon exercise of the warrants owned by the selling shareholders may be offered from time to time by the selling shareholders.



                                              SHARES            PERCENTAGE                             PERCENTAGE
                                           BENEFICIALLY         BENEFICIAL        NUMBER OF            BENEFICIAL
                                              OWNED             OWNERSHIP           SHARES              OWNERSHIP
                                              BEFORE              BEFORE      OFFERED BY SELLING          AFTER
NAME                                         OFFERING            OFFERING        SHAREHOLDERS          OFFERING(1)
----                                       ------------         ----------    ------------------       -----------
Laus Abdo..............................        375,000(2)          1.5               375,000(2)              *
Altavilla Family Trust.................      1,050,000(3)          4.2(4)            525,000(5)            2.1
Craig Avery............................        133,076(6)            *                14,322(7)              *
Craig Avery Company Money Purchase
  Pension Plan.........................        199,615(8)            *                21,483(9)              *
Bain Investments Management Ltd........        243,000(10)           *               243,000(10)             *
Goben Enterprises L.P..................        149,500(11)           *                50,000(12)             *
Dan Bishop.............................         50,000(13)           *                50,000(13)             *
Blake Capital Partners, LLC............         70,000(14)           *                70,000(14)             *
Blake Capital, Ltd.....................        900,000(15)         3.6               900,000(15)             *
Gus Boosalis...........................        800,000(16)         3.2               800,000(16)             *
John Boosalis..........................      1,000,000(17)         4.0             1,000,000(17)             *
Boston Financial Partners..............        676,935(18)         2.7               676,935(18)             *
Kenneth Brimmer........................        121,500(19)           *               121,500(19)             *
Douglas Chin...........................         64,000(20)           *                64,000(20)             *
James P. Collins.......................          4,000(21)           *                 4,000(21)             *
Jens Dalsgaard.........................      1,050,000(22)         4.2(4)            525,000(23)           2.1
Bruce C. Dunlap........................         25,000(24)           *                25,000(24)             *
Financial West Investors, LLC..........        100,000(25)           *               100,000(25)             *
Bruce Goedde...........................         75,000(26)           *                75,000(26)             *
Thomas Griesel.........................         60,000(27)           *                60,000(27)             *
Gulfstream Financial Partners, LLC.....      1,750,000(28)         4.9(4)             70,000(29)           4.9(4)
Barry C. Hixon.........................          6,000(30)           *                 6,000(30)             *
Industricorp & Co, Inc. ...............        225,000(31)           *               225,000(31)             *
Gerald N. Kieft........................         25,000(32)           *                25,000(32)             *
Jeff Lamberson.........................        900,000(33)         3.6               450,000(34)           1.8
Robert Libauer.........................        300,000(35)         1.2               100,000(36)             *
Wayne Mills............................      1,572,165(37)         4.9(4)          1,135,915(38)           1.7
Daniel S. Perkins IRA..................        206,650(39)           *                27,000(40)             *
Daniel S. & Patrice M. Perkins
  JTWROS...............................        206,650(41)           *                72,000(42)             *
Patrice M. Perkins IRA.................        206,650(43)           *                27,000(44)             *
James G. Peters IRA....................         81,000(45)           *                54,000(46)             *
Dave H. Potter IRA.....................         99,000(47)           *                54,000(48)             *
Research Works, Inc. ..................         21,000(49)           *                21,000(49)             *
Louis Richardson.......................        210,000(50)           *               210,000(50)             *
William Ritger.........................        266,800(51)         1.1               200,000(52)             *
SBAS, Inc. ............................        210,000(53)           *               210,000(53)             *
Robert Schacter........................        240,000(54)           *               240,000(54)             *
The Shaar Fund, Ltd....................      3,500,700(55)         4.9(3)          3,500,700(55)             *
Vista Gaming Corp......................        150,000(56)           *               100,000(57)             *
WEC Asset Management...................        617,811(58)         2.5               585,000(59)             *
Jeffrey I. Werbalowsky.................        135,000(60)           *               135,000(60)             *

                                              SHARES            PERCENTAGE                             PERCENTAGE
                                           BENEFICIALLY         BENEFICIAL        NUMBER OF            BENEFICIAL
                                              OWNED             OWNERSHIP           SHARES              OWNERSHIP
                                              BEFORE              BEFORE      OFFERED BY SELLING          AFTER
NAME                                         OFFERING            OFFERING        SHAREHOLDERS          OFFERING(1)
----                                       ------------         ----------    ------------------       -----------
World Capital Funding..................        625,000(61)         2.5               625,000(61)             *
Wyncrest Capital, Inc. ................        514,800(62)         2.1               191,500(63)           1.3
Christi O'Connor.......................        200,000(64)           *               200,000(64)             *
Camtech Electronics, LLC...............        159,256(65)           *               159,256(65)             *
Arizona Precision Sheet Metal..........        250,000(66)         1.0               250,000(66)             *
Kappa Search...........................         73,469(67)           *                73,469(67)             *
Noblett & Associates...................         64,612(68)           *                64,612(68)             *
Nukanx.................................         22,520(69)           *                22,520(69)             *
Totals.................................     19,785,709              --            14,734,212                --


-------------------------
  *  Less than 1%

 (1) Each selling shareholder, together with any affiliates, is subject to restrictions in IGCA's articles of incorporation limiting a shareholder's ability to hold shares of common stock of IGCA to the extent that the number of shares of common stock held by it and its affiliates will exceed 4.9% of IGCA's outstanding common stock.

 (2) Includes 375,000 shares of common stock issuable upon the exercise of warrants exercisable currently or within 60 days.

 (3) Includes 525,000 shares of common stock issuable upon conversion of Series J Preferred Stock, and 525,000 shares of common stock issuable upon the exercise of warrants exercisable currently or within the next 60 days.

 (4) The selling shareholder, including its affiliates, has contractually agreed to restrict its ability to convert preferred stock (and receive common stock in payment of dividends thereon) and exercise any warrants to the extent that the number of shares of common stock held by it and its affiliates after such conversion exceed 4.9% of IGCA's outstanding common stock. See also footnote 1.

 (5) Includes 525,000 shares of common stock issuable upon conversion of Series J Preferred Stock.

 (6) Includes 123,076 shares of common stock issued or to be issued upon the conversion of Series E Preferred Stock, and 10,000 shares of common stock issuable upon the exercise of warrants exercisable currently or within 60 days.

 (7) Includes 14,322 shares of common stock issued or to be issued upon the conversion of Series E Preferred Stock.

 (8) Includes 184,615 shares of common stock issued or to be issued upon the conversion of Series E Preferred Stock, and 15,000 shares of common stock issuable upon the exercise of warrants exercisable currently or within 60 days.

 (9) Includes 21,483 shares of common stock issued or to be issued upon the conversion of Series E Preferred Stock.

(10) Includes 216,000 shares of common stock issuable upon the conversion of Series K Preferred Stock, and 27,000 shares of common stock issuable upon the exercise of warrants exercisable currently or within 60 days.

(11) Includes 149,500 shares of common stock issuable upon the exercise of warrants exercisable currently or within 60 days. Shares are beneficially owned by Gary Benson.

(12) Includes 50,000 shares of common stock issuable upon the exercise of warrants exercisable currently or within 60 days.

(13) Includes 50,000 shares of common stock issuable upon the exercise of warrants exercisable currently or within 60 days.

(14) Includes 70,000 shares of common stock issuable upon the exercise of warrants exercisable currently or within 60 days. Shares are beneficially owned by Wayne Mills.


(15) Includes 800,000 shares of common stock issuable upon the conversion of Series K Preferred Stock, and 100,000 shares of common stock issuable upon the exercise of warrants exercisable currently or within 60 days. Shares are beneficially owned by Wayne Mills.

(16) Includes 500,000 shares of common stock issued or to be issued in connection with short-term financing involving an unsecured promissory note and common stock.

(17) Includes 600 000 shares of common stock issued or to be issued in connection with short-term financing involving an unsecured promissory note and common stock.

(18) Includes 600,000 shares of common stock issued or to be issued upon the conversion of Series E Preferred Stock, 30,000 shares of common stock issuable upon the exercise of warrants exercisable currently or within 60 days and 46,935 shares of common stock issued or to be issued as payment of dividends upon convertible notes and/or Series E Preferred Stock. Shares are beneficially owned by Tom Brazil.

(19) Includes 108,000 shares of common stock issuable upon the conversion of Series K Preferred Stock, and 13,500 shares of common stock issuable upon the exercise of warrants exercisable currently or within 60 days.

(20) Includes 64,000 shares of common stock issued in connection with short-term financing involving an unsecured promissory note and common stock.

(21) Includes 4,000 shares of common stock issuable upon the exercise of warrants exercisable currently or within 60 days.

(22)Includes 525,000 shares of common stock issuable upon conversion of Series J Preferred Stock, and 525,000 shares of common stock issuable upon the exercise of warrants exercisable currently or within the next 60 days.

(23) Includes 525,000 shares of common stock issuable upon conversion of Series J Preferred Stock.

(24) Includes 25,000 shares of common stock issuable upon the exercise of warrants exercisable currently or within 60 days.

(25)Includes 100,000 shares of common stock issuable upon the exercise of warrants exercisable currently or within 60 days.

(26)Includes 75,000 shares of common stock issuable upon the exercise of warrants exercisable currently or within 60 days.

(27)Includes 60,000 shares of common stock issuable upon the exercise of warrants exercisable currently or within 60 days.

(28) Includes 1,600,000 shares of common stock issuable upon conversion of Series E Preferred Stock and Series G Preferred Stock, and 150,000 shares of common stock issuable upon the exercise of warrants exercisable currently or within 60 days. Shares are beneficially owned by Henry Fong.

(29) Includes 70,000 shares of common stock issuable upon the exercise of warrants exercisable currently or within 60 days.

(30)Includes 6,000 shares of common stock issuable upon the exercise of warrants exercisable currently or within 60 days.

(31) Includes 200,000 shares of common stock issuable upon conversion of Series K Preferred Stock, and 25,000 shares of common stock issuable upon the exercise of warrants exercisable currently or within 60 days. Shares are beneficially owned by the Twin Cities Carpenters' Pension Fund.

(32) Includes 25,000 shares of common stock issuable upon the exercise of warrants exercisable currently or within 60 days.

(33)Includes 450,000 shares of common stock issuable upon conversion of Series J Preferred Stock, and 450,000 shares of common stock issuable upon the exercise of warrants exercisable currently or within the next 60 days.

(34) Includes 450,000 shares of common stock issuable upon conversion of Series J Preferred Stock.

(35) Includes 300,000 shares of common stock issuable upon the exercise of warrants exercisable currently or within 60 days.

(36) Includes 100,000 shares of common stock issuable upon the exercise of warrants exercisable currently or within 60 days.

(37) Includes (i) 1,111,111 shares of common stock issuable upon conversion of shares of preferred stock, (ii) 306,250 shares issuable upon exercise of warrants exercisable currently or within 60 days, and (iii) 154,804 shares of common stock. The number of common shares issuable upon conversion of preferred stock and offered by the selling shareholder, as referenced above, is based upon the maximum number of common shares issuable upon conversion of such series of preferred stock.

(38) Includes 24,804 shares of common stock issued in a private placement and 1,111,111 shares of common stock issuable upon conversion of shares of preferred stock.

(39) Includes 112,000 shares of common stock issuable upon conversion of Series K Preferred Stock, 14,000 shares of common stock issuable upon the exercise of warrants exercisable currently or within 60 days, and 80,650 shares of common stock.

(40) Includes 24,000 shares of common stock issuable upon conversion of Series K Preferred Stock, and 3,000 shares of common stock issuable upon the exercise of warrants exercisable currently or within 60 days.

(41) Includes 112,000 shares of common stock issuable upon conversion of Series K Preferred Stock, 14,000 shares of common stock issuable upon the exercise of warrants exercisable currently or within 60 days, and 80,650 shares of common stock.

(42)Includes and 64,000 shares of common stock issuable upon the conversion of Series K Preferred Stock, and 8,000 shares of common stock issuable upon exercise of warrants exercisable currently or within 60 days.

(43)Includes 112,000 shares of common stock issuable upon conversion of Series K Preferred Stock, 14,000 shares of common stock issuable upon the exercise of warrants exercisable currently or within 60 days, and 80,650 shares of common stock.

(44) Includes 24,000 shares of common stock issuable upon conversion of Series K Preferred Stock, and 3,000 shares of common stock issuable upon the exercise of warrants exercisable currently or within 60 days.

(45) Includes 48,000 shares of common stock issuable upon conversion of Series K Preferred Stock, 6,000 shares of common stock issuable upon the exercise of warrants exercisable currently or within 60 days, and 27,000 shares of common stock.

(46) Includes 48,000 shares of common stock issuable upon conversion of Series K Preferred Stock, and 6,000 shares of common stock issuable upon the exercise of warrants exercisable currently or within 60 days.

(47) Includes 48,000 shares of common stock issuable upon conversion of Series K Preferred Stock, 6,000 shares of common stock issuable upon the exercise of warrants exercisable currently or within 60 days, and 45,000 shares of common stock.

(48) Includes 48,000 shares of common stock issuable upon conversion of Series K Preferred Stock, and 6,000 shares of common stock issuable upon the exercise of warrants exercisable currently or within 60 days.

(49) Includes 21,000 shares of common stock issued in connection with consulting services.

(50) Includes 150,000 shares of common stock issuable upon conversion of Series G Preferred Stock, and 60,000 shares of common stock issuable upon the exercise of warrants exercisable currently or within 60 days.

(51) Includes 200,000 shares of common stock issued in a private placement, and 66,800 shares of common stock.

(52)Includes 200,000 shares of common stock issued in a private placement.

(53) Includes 150,000 shares of common stock issuable upon conversion of Series G Preferred Stock, and 60,000 shares of common stock issuable upon the exercise of warrants exercisable currently or within 60 days. Shares are beneficially owned by John Zanoni.

(54) Includes 240,000 shares of common stock issuable upon the exercise of warrants exercisable currently or within 60 days.

(55) Includes: (i) 3,334,000 shares of common stock issuable upon conversion of Series K Preferred Stock; and (ii) 166,700 shares of common stock issuable upon exercise of warrants exercisable currently or within 60 days. The number of common shares issuable upon conversion of Series K Preferred Stock offered by the selling shareholder, as referenced above, is based upon a conversion price equal to $.50 per preferred share. Because the number of shares of common stock issuable upon conversion of preferred shares and as a payment of dividends thereon is dependent in part upon the market price of the common stock prior to conversion, the actual number of shares of common stock that will be issued upon such conversion or dividend payments, and consequently the number of shares of common stock that will be beneficially owned and offered by the selling shareholder will fluctuate daily and cannot be determined at this time. Shares are beneficially owned by Uri Wolfson.

(56) Includes 150,000 shares of common stock issuable upon the exercise of warrants exercisable currently or within 60 days.

(57) Includes 100,000 shares of common stock issuable upon the exercise of warrants exercisable currently or within 60 days.

(58) Includes 520,000 shares of common stock issuable upon conversion of Series K Preferred Stock, 65,000 shares of common stock issuable upon the exercise of warrants exercisable currently or within 60 days, and 32,811 shares of common stock. Shares are beneficially owned by Ethan Benovitz, Jaime Hartman, Mark Nordlicht and Daniel Saks.

(59) Includes 520,000 shares of common stock issuable upon conversion of Series K Preferred Stock, and 65,000 shares of common stock issuable upon the exercise of warrants exercisable currently or within 60 days.

(60) Includes 120,000 shares of common stock issuable upon conversion of Series K Preferred Stock, and 15,000 shares of common stock issuable upon the exercise of warrants exercisable currently or within 60 days.

(61) Includes 625,000 shares of common stock issuable upon the exercise of warrants exercisable currently or within 60 days. Shares are beneficially owned by Keith Mazer.

(62) Includes 250,000 shares of common stock issued or issuable upon conversion of Series E Preferred Stock, 136,800 shares of common stock issuable upon the exercise of warrants exercisable currently or within 60 days, 20,000 shares of common stock, and 108,000 shares of common stock issuable upon conversion of Series K Preferred Stock. Shares are beneficially owned by Ronald Eibensteiner.

(63) Includes 83,500 shares of common stock issuable upon the exercise of warrants exercisable currently or within 60 days, and 108,000 shares of common stock issuable upon conversion of Series K Preferred Stock.

(64) Includes 200,000 shares of common stock issued in connection with a consulting services agreement with Medallion Media, LLC.


(65)Includes 159,256 shares of common stock issued in connection with services.



(66)Includes 250,000 shares of common stock issued in connection with services.



(67)Includes 73,469 shares of common stock issued in connection with services.



(68)Includes 64,612 shares of common stock issued in connection with services.



(69)Includes 22,520 shares of common stock issued in connection with services.

                              PLAN OF DISTRIBUTION

     We are registering the shares offered by this prospectus on behalf of the selling shareholders. We agreed to file a registration statement under the Securities Act of 1933, as amended, covering resale by the selling shareholders of the shares and to use our best efforts to cause such registration statement to be declared effective as soon as possible thereafter. As used in this section, the term "selling shareholders" includes donees, pledgees, transferees, and other successors in interest selling shares received from a selling shareholder after the date of this prospectus. We will pay all costs and expenses in connection with the preparation of this prospectus and the registration of the shares offered by it. Any brokerage commissions and similar selling expenses attributable to the sale of shares will be borne by the selling shareholders. Sales of shares may be effected by the selling shareholders at various times in one or more types of transactions (which may include block transactions) on the Nasdaq Small Cap Market, in negotiated transactions, through put or call-option transactions relating to the shares, through short sales of shares, or a combination of such methods of sale at market prices prevailing at the time of sale or at negotiated prices. Such transactions may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into any agreements, understandings, or arrangements with any underwriters or broker-dealers regarding the sale of the shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders.

     We have agreed to indemnify the selling shareholders and their officers, directors, employees, agents, and each person who controls any selling shareholder against certain liabilities resulting from breaches by IGCA of representations and covenants contained in the agreements governing the purchase of the securities covered by this prospectus, including liabilities arising under the Securities Act. Each selling shareholder has agreed to indemnify us and our directors and officers against certain liabilities resulting from breaches by the selling shareholders of representations and covenants contained in the agreements governing the purchase of the securities covered by this prospectus, including liabilities arising under the Securities Act.

     The selling shareholders and any broker-dealers that act in connection with the sale of securities might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

     Because selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934, as amended, may apply to their sales in the market.

     Selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of that Rule.

                           DESCRIPTION OF SECURITIES

     Our authorized capital stock consists of 100,000,000 shares, $0.01 par value per share in the case of common stock, and a par value as determined by our Board of Directors in the case of any preferred stock. Our articles of incorporation provide that no person or entity may become the beneficial owner of 5% or more of our capital stock unless that person or entity agrees to provide gaming authorities with personal background and financial information, consents to a background investigation, and responds to question from gaming authorities. Our articles also provide that our Board has the authority and discretion to redeem securities held by any person or entity whose status as a security holder jeopardizes our approval, continued existence, or renewal by any gaming regulatory authority, of a contract to manage gaming operations, or of any other tribal, federal, or state licenses or franchises that we hold. These restrictions are contained in a legend on each certificate which represents shares of our capital stock.

COMMON STOCK

     Our common stock contains no preemptive, subscription, conversion, or redemption rights. The absence of preemptive rights could cause our existing shareholders to experience dilution if we issue additional shares of common stock. Holders of our common stock are entitled to receive any dividends which our Board of Directors declares are to be issued out of our assets which are legally available for the payment of dividends. These dividend rights, however, are subject to the preferential rights of holders of our Series E 6% Convertible Preferred Stock, Series F 6% Convertible Preferred Stock, Series J Preferred Stock, and Series K 7% Convertible Preferred Stock and any other series of preferred stock we which may establish in the future.

     Each share of our common stock is entitled to one vote for all purposes and cumulative voting is not permitted in the election of our directors. This means that the holders of a majority of our outstanding shares of common stock can elect all of our directors. Significant corporate transactions, such as amendments to our articles of incorporation, mergers, sales of assets, or dissolution or liquidation require that we obtain the approval of the holders of a majority of our outstanding common shares. Other matters to be voted on normally require that we obtain the approval of the holders of a majority of our common shares which are present at the particular shareholders' meeting upon which these matters are being voted.

     In addition to the series' of preferred stock referenced directly above, the rights of our common shareholders may further become subject to prior and superior rights and preferences if our Board of Directors decides to establish one or more additional classes of common stock, or one or more additional classes of preferred stock. Our Board currently has no plan to establish any additional class or series.

                          MINNESOTA ANTI-TAKEOVER LAW

     We are governed by the provisions of Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act. In general, Section 302A.671 provides that the shares of a corporation acquired in a "control share acquisition" have no voting rights unless voting rights are approved in a prescribed manner. A "control share acquisition" is an acquisition, directly or indirectly, of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors. In general, Section 302A.673 prohibits a publicly held Minnesota corporation from engaging in a "business combination" with an "interested shareholder" for a period of four years after the date of transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. "Business combination" includes mergers, asset sales, and other transactions resulting in a financial benefit to the interested shareholder. An "interested shareholder" is a person who is the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock or who is an affiliate or associate of the corporation and at any time within four years prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock.

                                MATERIAL CHANGES

     In August 2001, we executed a merger agreement with Scotch Twist, Inc., a New York corporation, governing a contemplated merger pursuant to which Scotch Twist would merge with and into one of our wholly owned subsidiaries in a tax-free reorganization. Through the proposed acquisition, we would acquire eight U.S. and corresponding foreign patents allowing the exclusive use of common charge cards on slot machines. Currently, both IGCA and Scotch Twist have reached an agreement in principle to terminate the merger.

     In addition, IGCA and investors in IGCA's Series K Preferred Stock have reached an agreement in principle to exchange all shares of the Series K Preferred Stock in return for a combination of cash, notes, and other preferred stock. Similarly, IGCA and investors in IGCA's Series F Preferred Stock have reached an agreement in principle to exchange all shares of Series F Preferred Stock in return for other preferred stock. These agreements are, however, subject to final negotiation and documentation.


     In February 2002, we reached an agreement in principle to merge with GET USA, Inc., a privately held Nevada Corporation. The agreement is subject to the negotiation and execution of a definitive merger agreement, approval by the shareholders of IGCA and GET USA, and the approval of various gaming regulatory agencies.


                      WHERE YOU CAN FIND MORE INFORMATION

     Federal securities law requires IGCA to file information with the Securities and Exchange Commission concerning its business and operations. Accordingly, we file annual, quarterly and special reports, proxy statements, and other information with the Commission. You can inspect and copy this information at the Public Reference Room maintained by the Securities and Exchange Commission at 450 Fifth Street, N. W., Washington, D. C. 20549.

     You can receive additional information about the operation of the Securities and Exchange Commission's Public Reference Rooms by calling the Commission at l-800-SEC-0330. The Securities and Exchange Commission also maintains a website at http://www. sec. gov that contains reports, proxy, and information statements and other information regarding companies that, like IGCA, file information electronically with the Securities and Exchange Commission.

     The Securities and Exchange Commission allows us to "incorporate by reference" information that has previously been filed with it, which means that we can disclose important information to you by referring you to the other information we have already filed with the Securities and Exchange Commission. The information that we incorporate by reference is considered to be part of this prospectus, and related information that we file with the Securities and Exchange Commission will automatically update and supersede information we have included in this prospectus. We also incorporate by reference any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the selling shareholders sell all of their shares or until the registration rights of the selling shareholders expire. This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (Registration No. 333-70428). The following are specifically incorporated herein by reference:

      1. Annual Report on Form 10-K for the fiscal year ended December 31, 2000 as filed April 10, 2001;

      2. Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, as filed August 14, 2001;

      3. Quarterly Report on Form 10-Q for the quarter ended March 30, 2001, as filed May 21, 2001;

      4. Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, as filed on November 13, 2001;

      5. Current Report on Form 8-K filed August 23, 2001;

      6. Current Report on Form 8-K filed June 19, 2001;

      7. Current Report on Form 8-K filed May 11, 2001;


      8. Current Report on Form 8-K filed April 27, 2001;



      9. Current Report on Form 8-K filed February 14, 2001; and



     10.Current Report on Form 8-K filed February 5, 2002.

     You can request a free copy of the above filings or any filings subsequently incorporated by reference into this prospectus by writing or calling us at the following address:

               Innovative Gaming Corporation of America
               Attention: Loren A. Piel
               Executive Vice President, Secretary and General Counsel 333 Orville Wright Court
               Las Vegas, Nevada 89119
               (702) 614-7199
               www.igca.com

     You should rely only on the information incorporated by reference or provided in this prospectus or any supplement or amendment to this prospectus. We have not authorized anyone else to provide you with different information or additional information. Selling shareholders will not make an offer of our common stock in any state where the offer is not permitted.

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements contained in this prospectus and in the documents incorporated by reference in this prospectus are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements can be identified by the use of the future-tense or predictive or forward-looking terminology such as "believes," "anticipates," "expects," "estimates," "may," or similar terms. Forward-looking statements also include projections of financial performance, statements regarding management's plans and objectives, and statements concerning any assumption relating to the foregoing. Important factors regarding IGCA's business, operations, and competitive environment which may cause actual results to vary materially from these forward-looking statements are discussed under the caption "Risk Factors."

                                 LEGAL MATTERS

     Legal matters in connection with the validity of the shares offered by this Prospectus will be passed upon for IGCA by Maslon Edelman Borman & Brand, LLP, of Minneapolis, MN.

                                    EXPERTS

     The consolidated financial statements of IGCA as of December 31, 2000, December 31, 1999, and December 31, 1998 and for the years then ended incorporated by reference in the registration statement of which this prospectus is a part have been audited by Kafoury, Armstrong & Co., independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of that firm as experts in giving said report.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to any proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against that person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorney's fees and disbursements, incurred by that person in connection with the proceeding, if, with respect to the acts or omissions of the person complained of in the proceeding, that person has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions; acted in good faith; received no improper personal benefit and
Section 302A.255, if applicable, has been satisfied; in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and in the case of acts or omissions by persons in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation. Subdivision 4 of Section 302A.521 of the Minnesota Statutes provides that a corporation's articles of incorporation or bylaws may prohibit such indemnification or place limits upon the same. Our articles and bylaws do not include any such prohibition or limitation. As a result, we are bound by the indemnification provisions set forth in Section 302A.521 of the Minnesota Statutes. As permitted by Section 3021.251 of the Minnesota Statutes, our articles of incorporation provide that our directors shall, to the fullest extent permitted by law, have no personal liability to us and our shareholders for breach of fiduciary duty as a director. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling IGCA pursuant to the foregoing provisions, IGCA has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                  [IGCA LOGO]


                               14,734,212 SHARES


                    INNOVATIVE GAMING CORPORATION OF AMERICA

                                  COMMON STOCK

                            ------------------------

                                   PROSPECTUS
                            ------------------------


                               FEBRUARY 12, 2002

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses in connection with the issuance and distribution of the securities registered hereby are set forth in the following table:


SEC registration fee........................................    $ 2,961.36
Legal fees and expenses.....................................    $25,000.00
Accounting fees and expenses................................    $ 5,000.00
Miscellaneous...............................................    $ 7,038.64
     Total..................................................    $40,000.00


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     We are governed by Minnesota Statutes Chapter 302A. Minnesota Statutes
Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to any proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against that person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorney's fees and disbursements, incurred by that person in connection with the proceeding, if, with respect to the acts or omissions of the person complained of in the proceeding, that person has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions; acted in good faith; received no improper personal benefit and Section 302A.255, if applicable, has been satisfied; in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and in the case of acts or omissions by persons in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation. Subdivision 4 of Section 302A.521 of the Minnesota Statutes provides that a corporation's articles of incorporation or bylaws may prohibit such indemnification or place limits upon the same. our articles and bylaws do not include any such prohibition or limitation. As a result, we are bound by the indemnification provisions set forth in Section 302A.521 of the Minnesota Statutes. As permitted by Section 302A.251 of the Minnesota Statutes, our articles of incorporation provide that our directors shall, to the fullest extent permitted by law, have no personal liability to us and our shareholders for breach of fiduciary duty as a director.

ITEM 16. EXHIBITS.


EXHIBIT    DESCRIPTION OF DOCUMENT
-------    -----------------------
 23.1      Consent of Kafoury, Armstrong & Co.


ITEM 17. UNDERTAKINGS.

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of IGCA pursuant to the foregoing provisions or otherwise, IGCA has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by IGCA of expenses incurred or paid by our directors, officers or other controlling persons in the successful defense of any action, suit or proceeding) is asserted by that director, officer or controlling person in connection with the securities being registered, IGCA will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (b) IGCA hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

          (4) That, for purposes of determining any liability under the Securities Act, each filing of IGCA's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Las Vegas, State of Nevada, on February 12, 2002.


                                          INNOVATIVE GAMING CORPORATION OF
                                          AMERICA
                                          "Registrant"

                                          By:       /s/ THOMAS FOLEY
                                            ------------------------------------
                                          Name: Thomas Foley
                                          Title: Chairman, Chief Executive
                                                 Officer

     Pursuant to the requirements of the Securities Exchange Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


                      NAME                                        TITLE                        DATE
                      ----                                        -----                        ----



                /s/ THOMAS FOLEY                    Director, Chairman of the Board,     February 12, 2002
------------------------------------------------    and Chief Executive Officer
                  Thomas Foley                      (principal executive officer)




                /s/ LAUS M. ABDO                    Chief Financial Officer and          February 12, 2002
------------------------------------------------    President (principal accounting
                  Laus M. Abdo                      officer)




               /s/ LOREN A. PIEL*                   Director                             February 12, 2002
------------------------------------------------
               Ronald A. Johnson




                                                    Director                             February 12, 2002
------------------------------------------------
                Andrew Tottenham




------------------------------------------------
        * pursuant to power of attorney.

                                    EXHIBITS


EXHIBIT                      DESCRIPTION OF DOCUMENT
-------                      -----------------------
 23.1      Consent of Kafoury, Armstrong & Co.